Company Contact:	Investor Relations Contacts:
Robert S. McMillan	John G. Nesbett/David K. Waldman
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Announces Top-Line Growth
and Profitable First Quarter

ANAHEIM, Calif. - May 20, 2003 - New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter increased 3.7% to $35.8 million, up from $34.5 million in the first quarter of 2002. Revenue from the company-owned training centers increased 5.3% to $26.2 million, up from $24.9 million in the first quarter of fiscal 2002. Franchising revenues were $9.6 million, the same as the year ago period. Net income for the first quarter increased to $166,000, or $0.02 per diluted shared, compared to $74,000 or $0.01 per diluted share in the first quarter of fiscal 2002.

“We are pleased to report a profitable first quarter,” said Thomas J. Bresnan, president and chief executive officer. “Importantly, we achieved top-line growth, coupled with gross margin improvement, despite a continuing weak market for IT training. Over the last five quarters, we have seen our bookings stabilize, then grow slightly but steadily. This has resulted in the best revenue quarter we have had since the third quarter of 2001. Moreover, we improved our gross margin by 100 basis points, generated strong operating cash flows of $3.8 million and reduced our debt by $4.3 million. We will continue to focus on growing revenue, improving profitability and strengthening our balance sheet.”

Mr. Bresnan continued, “During the quarter, we signed a number of important new customers in our enterprise segment, such as Northrop Grumman, LexisNexis, and First American Title. We also achieved record sales in our consumer segment. Our eLearning business, driven by a 40% increase in Online ANYTIME self-paced, Web-based training solutions, is now contributing meaningfully to our business. Overall, our Integrated Learning strategy has provided the utmost flexibility to our customers, helped to diversify our revenue stream, and contributed to the resilience of our business model.”

The company has scheduled an investor conference call for 5 p.m. (EDT) today. There will be a live Webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through May 28. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 809763.

About New Horizons

New Horizons Computer Learning Centers was named the world’s largest IT training company by IDC in 2002. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 270 centers in 54 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 1,700 account executives, 2,000 instructors and 1,900 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2003 and December 31, 2002
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets:

Cash and cash equivalents	$ 3,887	$ 5,085
Restricted cash	3,500	3,500
Accounts receivable, net	18,393	19,627
Inventories	1,347	1,334
Prepaid expenses	9,697	8,886
Refundable income taxes	5,766	5,459
Deferred tax assets	2,210	2,209
Other current assets	989	874

Total current assets	45,789	46,974

Property, plant and equipment, net	16,332	17,278
Goodwill	18,368	18,368
Cash surrender value of life insurance	1,154	1,154
Deferred tax assets, net	23,061	23,061
Other assets	2,617	2,472

Total Assets	$ 107,321	$ 109,307

Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 3,000	$ 6,504
Accounts payable	4,613	5,072
Deferred revenue	22,188	21,855
Other current liabilities	20,297	18,228

Total current liabilities	50,098	51,659

Long-term debt, excluding current portion	7,189	7,952
Deferred rent	2,072	1,952
Other long-term liabilities	426	374

Total liabilities	59,785	61,937

Stockholders' equity	47,536	47,370

Total Liabilities and Stockholders' Equity	$ 107,321	$ 109,307

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

Three months ended March 31, 2003 and 2002
(Dollars in thousands except per share data)

	Three months ended March 31,
	2003	2002

Revenues:
Franchising
Franchise fees	$ 304	$ 158
Royalties	4,245	4,791
Courseware sales and other	5,030	4,659

Total franchising revenues	9,579	9,608
Company-owned training centers	26,248	24,933

Total revenues	35,827	34,541

Cost of revenues	20,010	19,631
Selling, general and administrative expenses	15,374	14,404

Operating income	443	506
Investment income	42	63
Interest expense	(208)	(446)

Income before taxes	277	123
Provision for income taxes	111	49

Net income	$ 166	$ 74

Weighted average number of common and common
equivalent shares outstanding - Basic	10,387,657	10,223,168

Weighted average number of common and common
equivalent shares outstanding - Diluted	10,387,657	10,531,420

Earnings Per Share - Basic	$ 0.02	$ 0.01

Earnings Per Share - Diluted	$ 0.02	$ 0.01

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

Three months ended March 31, 2003 and 2002
(Dollars in thousands)

	Three months ended March 31,
	2003	2002

Cash flows from operating activities
Net income	$166	$74
Adjustments to reconcile net income to net cash and cash
equivalents provided by operating activities:
Depreciation	1,744	1,945
Gain on disposal	(14)	--
Cash provided (used) from the change in:
Accounts receivable	1,233	2,503
Inventories	(13)	(159)
Prepaid expenses and other assets	(1,071)	(1,903)
Income taxes	(306)	(420)
Accounts payable	(459)	(289)
Deferred revenue	333	1,571
Other liabilities	2,104	576
Deferred rent	120	194

Net cash provided by operating activities	3,837	4,092

Cash flows from investing activities
Additions to property, plant and equipment	(821)	(1,113)
Proceeds from sale of property, plant and equipment	36	--

Net cash used in investing activities	(785)	(1,113)

Cash flows from financing activities:
Proceeds from exercise of stock options	--	--
Proceeds from issuance of debt	10,939	--
Principal payments on debt obligations	(15,189)	(5)

Net cash (used in) provided by financing activities	(4,250)	233

Net (decrease) increase in cash and cash equivalents	(1,198)	3,212

Cash and cash equivalents at beginning of period	8,585	6,077

Cash and cash equivalents at end of period	$7,387	$9,289

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$236	$505

Income taxes	$159	$349

Non-cash investing and financing activities:
Income tax benefit from exercise of stock options
and warrants	$--	$82